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                                                                     EXHIBIT 11



                LIVING CENTERS OF AMERICA, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)
                                  (unaudited)



                                                 Three Months               Nine Months
                                                Ended June 30,             Ended June 30,
                                           -----------------------   ------------------------
                                               1996         1995         1996         1995

ASSUMING FULL DILUTION (a)


Net Income                                    $12,816       $5,208      $36,127      $19,760
                                           ==========   ==========   ==========   ==========



Applicable Common Shares:
- - -------------------------

    Weighted average shares outstanding
        during the period                      20,250       19,914       20,230       18,412

    Weighted average shares issuable
        upon exercise of common stock
        options using the treasury stock
        method                                    241          350          205          350

    Weighted average shares issuable
        upon exercise of warrants using
        the treasury stock method                  10           --           --           --

                                           ----------   ----------   ----------   ----------

    Total shares                               20,501       20,264       20,435       18,762
                                           ==========   ==========   ==========   ==========




Earnings per share (fully diluted)              $0.63        $0.26        $1.77        $1.05
                                           ==========   ==========   ==========   ==========


(a)  This calculation is submitted in accordance with Regulation S-K, item 601
     (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in less than 3% dilution.